EXHIBIT 5.0
OPINION OF CHARLES A. KOENIG, ESQ.

To Whom It May Concern:

                   Re: Sunrise U.S.A. Incorporated

Sunrise U.S.A. Incorporated (the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Nevada. The Company has full corporate powers to own its property and conduct its business, as such business is described in the GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS FORM 10-SB. The Company is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

This opinion is given in connection with the registration with the Securities and Exchange Commission of forty-four million nine hundred sixty-five thousand seven hundred twenty-four (44,965,724) shares of common stock.

We have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form 10 SB, pursuant to which such shares are being registered and, in so acting, we have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent we deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

All of the 44,965,724 shares being registered are now authorized and fully paid but have not been delivered.

Based upon the foregoing, we are of the opinion that the 44,965,724 shares of common stock of the Company being registered by the Company, when issued and delivered pursuant to this Registration Statement will be legally issued, fully paid and non-assessable and there will be no personal liability to the owners thereof.

The undersigned hereby consents to the use of this opinion in connection with such Registration Statement and its inclusion as an exhibit accompanying such Registration Statement.

Very truly yours,

/S/ CHARLES A. KOENIG, ESQ.
Charles A. Koenig, Esq.

Dated August 7, 2003